UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.               )
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☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

CORTLAND BANCORP

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Cortland Bancorp
194 West Main Street
Cortland, Ohio 44410
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT

Annual	April 27, 2010	Vernon’s Cafe
Meeting:	3:00 p.m., EST	720 Youngstown-Warren Road
Niles, Ohio 44446

Record Date and Voting:	8:00 a.m., EST, March 8, 2010. If you were a shareholder at that time, you may vote at the Annual Meeting. Each common share entitles the holder to one vote on each matter to be voted on by shareholders at the Annual Meeting. On the record date, Cortland Bancorp had 4,525,550 common shares outstanding.

Agenda:	1. To elect three directors to serve for terms of three years each until the Annual Meeting in 2013 and until their successors are elected and qualified.

2. To transact any other business that may properly come before the meeting.

Proxies:	Unless you specify on the proxy card to vote differently, the management proxies will vote all signed and returned proxies “FOR” the Board’s nominees for directors. The management proxies will use their discretion on any other matters that may arise. If a named nominee cannot or will not serve as a director, the management proxies will vote for a substitute person nominated by the Board to serve as a director.

Proxies Solicited By:	The Board of Directors of Cortland Bancorp. The cost of the solicitation is being borne by Cortland Bancorp. Proxies will be solicited by mail and may be further solicited, for no additional compensation, by officers, directors or employees of Cortland Bancorp and its subsidiaries by mail, telephone or personal contact. Cortland Bancorp will also pay the standard charges and expenses of brokerage houses, voting trustees, banks, associations and other custodians, nominees and fiduciaries who are record holders of common shares not beneficially owned by them, for forwarding proxy materials to, and obtaining proxies from, the beneficial owners of such common shares.

Mailing Date:	We anticipate mailing this proxy statement on or about March 26, 2010.

Revoking Your Proxy:	You may revoke your proxy before it is voted at the Annual Meeting. You may revoke your proxy by:
•	sending written notice revoking your proxy to Timothy Carney, the Secretary of Cortland Bancorp at 194 West Main Street, Cortland, Ohio 44410, which must be received prior to the Annual Meeting;

•	sending in another signed proxy card with a later date, which must be received by Cortland Bancorp prior to the Annual Meeting; or

•	attending the Annual Meeting and revoking your proxy in person if your common shares are held in your name. If your common shares are held in the name of your broker, financial institution or other holder of record, you must bring an account statement or letter from the broker, financial institution or other holder of record indicating that you were the beneficial owner of the common shares on the record date.
Attendance at the Annual Meeting will not, in and of itself, constitute revocation of a proxy.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON APRIL 27, 2010: THE PROXY STATEMENT, INCLUDING NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS, AND THE 2009 ANNUAL REPORT TO SHAREHOLDERS ARE AVAILABLE ON THE INTERNET AT http://www.snl.com/IRWebLinkX/GenPage.aspx?IID=100699&gkp=203211

SHARE OWNERSHIP BY DIRECTORS AND EXECUTIVE OFFICERS
     The following table furnishes information regarding the beneficial ownership of common shares, as of March 8, 2010, for each of the current directors, each of the nominees for re-election as a director, each of the individuals named in the Summary Compensation Table, and all current directors and executive officers as a group. To the knowledge of Cortland Bancorp, no person beneficially owns more than 5% of the outstanding common shares.

Name of Beneficial	Number of	Percentage of
Owner (1)	Shares	Outstanding Shares (2)
Jerry A. Carleton	3,949.180	(3)

David C. Cole	4,040.090	(3)

Lawrence A. Fantauzzi (4)	12,958.721	(3)

James M. Gasior (4)	6,798.765	(3)

George E. Gessner	29,220.762	(3)

James E. Hoffman, III	4,484.433	(3)

Neil J. Kaback	191.000	(3)

K. Ray Mahan	111,661.617	2.47%

Rodger W. Platt (4)	25,623.000	(3)

Richard B. Thompson	104,093.694	2.30%

Timothy K. Woofter	58,162.700	1.29%

Timothy Carney (4)	6,418.897	(3)

Stephen A. Telego, Sr. (4)	2,190.439	(3)

All directors and executive officers as a group (20 persons)	394,937.876	8.73%

(1)	Unless otherwise indicated in the footnotes to this table, each beneficial owner has sole voting and investment power with respect to all of the common shares reflected in the table for such beneficial owner. The mailing address of each of the current executive officers and directors of Cortland Bancorp is 194 West Main Street, Cortland, Ohio 44410.

(2)	The “Percent of Class” computation is based upon the sum of 4,525,550 common shares outstanding as of March 8, 2010.

(3)	Represents beneficial ownership of less than 1% of the outstanding common shares.

(4)	Individual named in the Summary Compensation Table.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s executive officers and directors file reports with the Securities and Exchange Commission (“SEC”) reporting their initial beneficial ownership of common shares and any subsequent changes in their beneficial ownership. Specific due dates have been established by the SEC, and Cortland Bancorp is required to disclose in this proxy statement any late reports. To Cortland Bancorp’s knowledge, based solely on a review of reports furnished to Cortland Bancorp and written representations that no other reports were required, during the 2009 fiscal year, Cortland Bancorp’s executive officers and directors complied with all Section 16(a) filing requirements.
ELECTION OF DIRECTORS
     As of the date of this proxy statement, Cortland Bancorp’s Board of Directors currently has ten members. The Board of Directors is divided into three classes, and directors of each class serve for three-year terms. Four directors serve in the class whose terms will expire at the Annual Meeting but only three are seeking re-election, three directors serve in the class whose terms expire in 2011 and three directors serve in the class whose terms expire in 2012. K. Ray Mahan, Chairman of the Board, will not seek re-election at the Annual Meeting in 2010. The Code of Regulations of Cortland Bancorp, Article Two, Section 2.01, Authority and Qualifications stipulates “No person who has attained the age of seventy (70) shall be eligible for election as a director.” Mr. Mahan’s date of birth is January 24, 1940. The Board of Directors of Cortland Bancorp have elected to eliminate Mr. Mahan’s position upon his retirement. Proxies may not be voted for more than the three nominees.
BOARD NOMINEES
     Board members are individuals with knowledge and experience who serve and represent the Company’s geographic footprint throughout the counties and communities served. Current board representation by outside directors demonstrates a background in automotive, law, manufacturing, and accounting, with the expertise of these individuals covering a broad array of skills including corporate management, human resource management, strategic planning, business acquisitions, and small business operations.
     The Board of Directors proposes that the three nominees identified on the following page be elected for a new term of three years. Each nominee was recommended by the Nominating Committee. Each individual elected as a director at the Annual Meeting will hold office for a term to expire at the Annual Meeting of Shareholders to be held in 2013 and until his successor is duly elected and qualified, or until his earlier resignation, removal from office or death. While it is contemplated that all nominees, other than Mr. Mahan, will stand for re-election, if a nominee who would otherwise receive the required number of votes becomes unavailable or unable to serve as a candidate for re-election as a director, the individuals designated as proxies on the proxy card will have full discretion to vote the common shares represented by the proxies they hold for the election of the remaining nominees and for the election of any substitute nominee or nominees designated by the Board of Directors following recommendation by the Nominating Committee. The Board of Directors knows of no reason why any of the nominees named below will be unavailable or unable to serve if elected to the Board.
     The following information, as of March 8, 2010, concerning the age, principal occupation or employment, other affiliations and business experience of each director and nominee for re-election as a director has been furnished to Cortland Bancorp by each director. Unless otherwise indicated, each individual has had his principal occupation for more than five years. Director James E. Hoffman, III is a first cousin to Craig M. Phythyon, an officer of the Bank.

			Director of the
		Position(s) Held with the	Company	Nominee
		Company and its Subsidiaries	Continuously	for Term
Nominee	Age	and Principal Occupation(s)	Since	Expiring In
Jerry A. Carleton	67	Owner of Jerry Carleton Enterprises, Inc., a general contracting and development company, since 1972. Limited Partner in Eagle Ridge Properties LLC in Brown’s Farm, a development company. Professor Emeritus and advisor for campus planning and development at Kent State University Trumbull Campus, since 1995. In addition to his experience with the building and construction trades, Mr. Carleton is involved in growth, development and planning. His expertise is utilized in reviewing customer business plans and facilities development as well as the bank’s business plans.	2004	2013

James M. Gasior	50	President and Chief Executive Officer of Cortland Bank and Cortland Bancorp since November 2, 2009, Senior Vice President, Chief Financial Officer and Secretary of Cortland Bancorp and Cortland Bank since 2005. Senior Vice President and Senior Lending Officer of Cortland Bank. Certified Public Accountant and member of the American Institute of CPAs and the Ohio Society of CPAs. His professional affiliation includes a background in all financial activities and financial reporting, audit preparation, budgeting, compensation reviews, and knowledge of government regulatory requirements.	2005	2013

Director of the
		Position(s) Held with the	Company	Nominee
		Company and its Subsidiaries	Continuously	for Term
Nominee	Age	and Principal Occupation(s)	Since	Expiring In
Richard B. Thompson	61	Owner and executive of Therm-O-Link, Inc., Vulkor, Inc. and Therm-O-Link of Texas, Inc., all manufacturers of electrical wire and cable. Owner and executive of Geneva Partners, a condominium development company which is no longer active. Partner in Kinsman Land Company, a grocery store. Partner in Dana Partners and Dana Gas, a gas well operation. Owner of the Heritage Hill Grain Company and Heritage Hill Enterprises, agricultural businesses, since 2003. Partner in Stratton Creek Woodworks, a maker of wood products, and Smearcase, a real estate holding company, each since 2005. Partner in Goodview, a Brazilian agricultural business. Mr. Thompson is a private investor with an extensive background in manufacturing. His knowledge and expertise provide assistance in understanding and evaluating manufacturing business relationships. He has owned and managed numerous small businesses in several industries in the bank’s current market area, as well as outside the immediate area.	2001	2013
Recommendation and Vote
     Under Ohio law and Cortland Bancorp’s Code of Regulations, the three nominees receiving the greatest number of votes “FOR” election will be elected to the Board of Directors. Shareholders are not entitled to cumulate votes in the election of directors. Common shares represented by properly executed and returned proxy cards will be voted FOR the election of the Board of Directors’ nominees named above unless authority to vote for one or more nominees is withheld. Common shares as to which the authority to vote is withheld and broker non-votes will be counted for quorum purposes, but will not be counted toward the election of directors or toward the election of the individual nominees specified on the proxy card.
     The Board of Directors recommends a vote FOR the election of the nominees named above.

CONTINUING DIRECTORS
     The following information, as of March 8, 2010, concerning the age, principal occupation or employment, other affiliations and business experience of each continuing director has been furnished to Cortland Bancorp by each director. Unless otherwise indicated, each individual has had his principal occupation for more than five years.

			Director of the
		Position(s) Held with the	Company
		Company and its Subsidiaries	Continuously	Term Expires
Name	Age	and Principal Occupation(s)	Since	In
David C. Cole	51	Partner and President of Cole Valley Pontiac-Cadillac, an automobile dealership. President of JDT, Inc., Cole Valley Chevrolet, CJB Properties and David Tom LTD, automobile sales, since 2001. He has served as President of a family-owned automobile dealership located in Warren Ohio. Mr. Cole is responsible for the management and day-to-day operations of the business. He has Bachelor of Science degree in business administration and has extensive experience and understanding of small business and retail needs. Mr. Cole serves on the board of Forum Health.	1989	2011

Timothy Carney	44	Executive Vice President and Chief Operating Officer of the Company and the Bank and Secretary of the Company and the Bank since November 2, 2009. Senior Vice President and Chief Operations Officer of the Bank and Bancorp since April 2008. Senior Vice President and Chief Operations Officer of the Bank since April 2005. Prior to joining the bank. Mr. Carney was employed by a major accounting firm and had experience in all financial activities and financial reporting, audit preparation, budgeting, and knowledge of government regulatory requirements.	2009	2011

			Director of the
		Position(s) Held with the	Company
		Company and its Subsidiaries	Continuously	Term Expires
Name	Age	and Principal Occupation(s)	Since	In
Neil J. Kaback	49	Mr. Kaback is Vice President of Cohen & Company, Inc. a firm that provides marketing for Cohen & Company LTD which is an accounting firm where Mr. Kaback is also a Vice President. Mr. Kaback is a partner in Cohen & Company Investment Partnership, a financial planning firm and Vice President of Cohen Fund Audit Services, a mutual fund auditing firm. Member of the American Institute of CPAs and the Ohio Society of CPAs. Mr. Kaback has varied responsibilities. He focuses on high level business succession, tax, estate, and family business planning as well as the supervision and planning of financial statement and tax return engagements. He heads the firm’s Automotive Dealers Group and provides managerial, operational, financing, and tax consulting. He serves as Finance Chairman for the Trumbull Memorial Hospital Foundation and was the Campaign Chairman of Operation: Save our Airbase Reservists. He was a member of the Leadership Youngstown Class of 92-93, and is actively involved with the Mahoning County United Way, Trumbull 100, Youngstown Area Jewish Federation and American Red Cross.	2004	2011

George E. Gessner	65	Attorney. Partner, Director and Corporate Secretary in the law firm of Gessner & Platt Co., L.P.A. Mr. Gessner has been a general practitioner of law for over 40 years and is a partner in a local law firm. He received his undergraduate (B.A.) degree at Hiram College and his juris doctorate (J.D.) degree from the University of Akron Law School. He became a member of the Bar in 1969.	1987	2012

James E. Hoffman, III	58	Attorney. President of Hoffman & Walker Co., L.P.A. Mr. Hoffman has been a general practitioner of law for over 33 years and is a partner in a local law firm. He received his undergraduate (B.A.) degree at Ohio State University in 1973 and his juris doctorate (J.D.) degree from the University of Akron Law School in 1976.	1984	2012

Director of the
		Position(s) Held with the	Company
		Company and its Subsidiaries	Continuously	Term Expires
Name	Age	and Principal Occupation(s)	Since	In
Timothy K. Woofter	59	President, CEO and Director of Stanwade Metal Products, a manufacturer of tanks and distributor of oil equipment, and Lucky Oil Equipment, a distributor of oil equipment. Partner in the Woofter Family Limited Partnership. Owner, Jester Investments, a residential and commercial property rental company. Part owner and Vice President of Northern Ventures, a real estate rental company, Manager Hartford Land LLC, a Real Estate Holding Company. Director of the Trade Association, Steel Tank Institute. Mr. Woofter has managed and owned a business which manufactures steel storage tanks and distributes oil-handling equipment for 40 years. He currently is the president of the Steel Tank Institute, a national trade association. He has owned and managed real estate, both residential and commercial, for over 30 years and is well-familiar with properties of these types and their values.	1985	2012

THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD
Independence of Directors
     The Board of Directors has reviewed, considered and discussed each director’s relationships, both direct or indirect, with Cortland Bancorp and its subsidiaries and the compensation and other payments, if any, each director has, both directly or indirectly, received from or made to Cortland Bancorp and its subsidiaries in order to determine whether such director qualifies as independent under Rule 5605(a)(2) of the Corporate Governance Rules of The Nasdaq Stock Market, Inc. (“Nasdaq”). The Board of Directors has determined that the Board of Directors has at least a majority of independent directors, and that each of the following directors has no financial or personal ties, either directly or indirectly, with Cortland Bancorp or its subsidiaries (other than compensation as a director of Cortland Bancorp and its subsidiaries, banking relationships in the ordinary course of business with the Bank and ownership of Cortland Bancorp’s common shares as described in this proxy statement) and thus qualifies as independent under Nasdaq Corporate Governance Rule 5605(a)(2): Jerry A. Carleton, David C. Cole, George E. Gessner, James E. Hoffman, III, Neil J. Kaback, K. Ray Mahan, Richard B. Thompson and Timothy K. Woofter.
     James M. Gasior and Timothy Carney do not qualify as independent directors because they currently serve as executive officers of Cortland Bancorp and the Bank.
Meetings of the Board of Directors and Attendance at Annual Meeting of Shareholders
     In 2009, the Board of Directors of Cortland Bancorp held a total of fifteen (15) meetings. Each incumbent director, attended at least 75% of the aggregate of the total number of meetings held by the Board of Directors and the total number of meetings held by the Board committees on which he served, in each case during the period of his service.
     Cortland Bancorp encourages all incumbent directors and director nominees to attend each annual meeting of shareholders. All of the incumbent directors and director nominees attended Cortland Bancorp’s last annual meeting of shareholders held on April 21, 2009.
Communications with the Board of Directors
     Although Cortland Bancorp has not to date adopted formal procedures by which shareholders may communicate directly with directors, it believes that its current process, wherein any communication sent to the Board, either generally or in care of the Chief Executive Officer, Secretary, the Investor Relations Officer or another corporate officer, is forwarded to all members of the Board, has adequately served the needs of the Board and shareholders. There is no screening process, and all communications that are received by officers for the Board’s attention are forwarded to the Board.
     Until any other procedures are developed and posted on Cortland Bancorp’s website at www.cortland-banks.com, any communication to the Board may be mailed to the Board, in care of the Investor Relations Officer, at Cortland Bancorp’s headquarters in Cortland, Ohio. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Shareholder-Board Communication” or “Shareholder-Director Communication.” In addition, communication via Cortland Bancorp’s website may be used. Correspondence through the investor relations page of the website should also be directed to the Investor Relations Officer and indicate that the communication is a “Shareholder-Board Communication” or “Shareholder-Director Communication.” All such communications, whether via mail or website, must identify the author as a shareholder and clearly state whether the intended recipients are all members of the Board or just certain specified individual directors or committee members. The Investor Relations Officer will make copies of all such communications and circulate them to the appropriate director or directors.
Board Committees
     Audit Committee
     The Board of Directors has an Audit Committee comprised of Messrs. Kaback (Chair), Thompson and Woofter. The Board of Directors has determined that each member of the Audit Committee qualifies as independent under Nasdaq Marketplace Rules 4200(a)(15) and 4350(d)(2) as well as under Rule 10A-3 promulgated under the Exchange Act.
     The Board of Directors has determined that the audit committee does not have an “audit committee financial expert” as that term is defined by the Securities and Exchange Commission. The Board of Directors has determined that each Audit Committee member has sufficient knowledge in financial and accounting matters to serve effectively on the Committee.

     The Audit Committee conducts its business pursuant to a written charter adopted by the Board of Directors. A current copy of the charter of the Audit Committee is posted on Cortland Bancorp’s website at www.cortland-banks.com on the investor relations page under Governance Documents “Audit Committee Charter.” At least annually, the Audit Committee reviews and reassesses the adequacy of its charter and recommends any proposed changes to the full Board of Directors for approval as necessary.
     The Audit Committee is responsible for appointing, compensating and overseeing the independent registered public accounting firm employed by Cortland Bancorp for the purpose of preparing and issuing an audit report or other audit, review or attestation services. The Audit Committee evaluates the independence of the independent registered public accounting firm on an ongoing basis. The Audit Committee also approves audit reports and plans, accounting policies, and audit outsource arrangements, including audit scope, internal audit reports, audit fees and certain other expenses. The Audit Committee is responsible for developing procedures for the receipt, retention and treatment of complaints regarding accounting, internal auditing controls or auditing matters, including procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.
     The Audit Committee held seven (7) meetings during 2009. The Audit Committee’s report relating to the 2009 fiscal year appears on page 17.
     Executive Compensation Committee
     The Board of Directors of the Bank has an Executive Compensation Committee which also serves as the compensation committee of Cortland Bancorp. The Executive Compensation Committee is comprised of Messrs. Carleton, Cole, Gessner and Woofter (Chair). The Board of Directors has determined that each member of the Executive Compensation Committee qualifies as independent under Rule 4200(a)(15) of the Nasdaq Marketplace Rules. In addition, each member of the Compensation Committee qualifies as an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), and as a “non-employee director” for purposes of Section 16b-3 under the Exchange Act.
     The Executive Compensation Committee oversees executive officer compensation as well as compensation under the Profit Sharing Program and the Employee Benefit Plan 401(k). The Executive Compensation Committee reviews and recommends officer compensation levels and benefit plans. In evaluating executive officer performance, the Executive Compensation Committee takes into account –
•	job knowledge, initiative, and originality;

•	quality and accuracy of work performed and priority setting;

•	customer relations;

•	subordinate feedback and ability to provide instruction to staff; and

•	the relationship of these factors to Cortland Bancorp and the Bank’s achievement of strategic objectives and profitability.
     The Executive Compensation Committee occasionally requests the Chief Executive Officer (CEO) to be present at Executive Compensation Committee meetings to discuss executive compensation and evaluate individual performance.
     The Executive Compensation Committee discusses the CEO’s compensation with him, but final deliberations and all votes regarding his compensation are made in executive session, without the CEO present. The Executive Compensation Committee also approves the compensation for other executive officers based on the CEO’s recommendations with input from outside advisors and counsel and then makes its recommendation to the Board.
     The Executive Compensation Committee has engaged compensation consultants and advisors from time to time to provide input on both Board and executive compensation issues. The Executive Compensation Committee does not have a formal charter.
     The Executive Compensation Committee held one (1) meeting in 2009.
     Nominating Committee
     The Board of Directors has a Nominating Committee comprised of Messrs. Cole, Mahan and Woofter (Chair). The Board of Directors has determined that each member of the Governance and Nominating Committee qualifies as independent under Nasdaq Corporate Governance Rule 5605(a)(2). The purpose of the Nominating Committee is to:

•	identify qualified candidates for election, nomination or appointment to the Board and recommend to the full Board a slate of director nominees for each annual meeting of the shareholders of Cortland Bancorp or as vacancies occur;

•	make recommendations to the full Board and the Chairman of the Board regarding assignment and rotation of members and chairs of committees of the Board;

•	recommend the number of directors to serve on the Board; and

•	undertake such other responsibilities as may be referred to the Nominating Committee by the full Board or the Chairman of the Board.
     The Nominating Committee held one (1) meeting during 2009. The charter of the Nominating Committee is reviewed annually and is available on Cortland Bancorp’s website at www.cortland-banks.com on the investor relations page under Governance Documents “Nominating and Corporate Governance Committee Charter.”
Nominating Procedures
     As described previously, Cortland Bancorp has a standing Nominating Committee that has the responsibility to identify and recommend individuals qualified to become directors. Each candidate must satisfy the eligibility requirements set forth in Cortland Bancorp’s Code of Regulations, Article Two, Section 2.01 “Authority and Qualifications.” No person who has attained the age of 70 shall be eligible for election as a director, and each director must hold shares of stock of Cortland Bancorp with an aggregate par value or stated value of $500, an aggregate shareholder equity of at least $500, or an aggregate fair market value of at least $500.
     When considering potential candidates for the Board, the Nominating Committee strives to assure that the composition of the Board, as well as its practices and operation, contributes to an effective representation and advocacy of shareholders’ interest. The Nominating Committee may consider those factors it deems appropriate in evaluating director candidates, including judgment, skill, strength of character, experience with business and organizations comparable in size and scope to Cortland Bancorp, experience and skills relative to other Board members, and specialized knowledge or experience. Depending upon the current needs of the Board, certain factors may be weighed more heavily than others by the Nominating Committee. The committee does not have a policy for the consideration of diversity in the nomination process, but the committee takes into account in its deliberations all facets of a potential nominee’s background, including the potential nominee’s educational background, gender, business and professional experience, and his or her particular skills and other qualities. The committee’s goal is to identify individuals who will enhance and add valuable perspective to the board’s deliberations and who will assist the company in its effort to capitalize on business opportunities in a challenging and highly competitive market.
     In considering candidates for the Board, the Nominating Committee evaluates the entirety of each candidate’s credentials and, other than the eligibility requirements set forth in Cortland Bancorp’s Code of Regulations, there are no specific minimum qualifications that must be met by a Nominating Committee recommended nominee. However, the Nominating Committee does believe that each member of the Board should be of the highest character and integrity; possess a reputation for working constructively with others; have sufficient time to devote to Board matters; and be without any conflict of interest that would impede the individual’s performance as a director.
     The Nominating Committee will consider candidates for the Board from any reasonable source, including shareholder recommendations. The Nominating Committee will not evaluate candidates differently based on who has made the recommendation. The Nominating Committee will have the authority to hire and pay a fee to consultants or search firms for the purpose of identifying and evaluating candidates. No such consultants or search firms have been used to date and, accordingly, no fees have been paid to consultants, search firms or any other individuals.
     According to Section 2.03(B) of Cortland Bancorp’s regulations, any shareholder who desires to nominate an individual to the Board must provide timely written notice. To be timely, the notice must be mailed to the President of Cortland Bancorp at least 14 days but no more than 50 days before the meeting at which directors will be elected, or 7 days after notice of the meeting is mailed to shareholders if the meeting is held within 21 days of Cortland Bancorp mailing notice of the meeting.

The shareholder’s notice of nomination must give:
•	the name and address of the nominee;

•	the principal occupation of the nominee;

•	the approximate number of shares the shareholder making the nomination reasonably anticipates will be voted in favor of the proposed nominee;

•	the name and address of the shareholder making the nomination; and

•	the number of shares beneficially owned by the shareholder making the nomination.
     We will disregard a shareholder’s nomination if it is not made in compliance with these rules and standards.
Board Leadership Structure and Role in Risk Oversight
     The office of Chairman of the Board and the office of Chief Executive Officer have been separate at Cortland Bancorp since 2005. Since November 2, 2009, James M. Gasior has held the office of Chief Executive Officer and effective April 27, 2010, upon the retirement of K. Ray Mahan, Timothy K. Woofter will become Chairman of the Board. Cortland Bancorp believes that separation of these two offices is consistent with the board’s responsibility for oversight of management and of the company’s affairs generally. The board and its committees have a significant role in oversight of the risks to which the company is subject. Like other community banking organizations, Cortland Bancorp’s board and the board of The Cortland Savings and Banking Company exercise oversight of common banking risks through a loan committee that considers loan applications and credit risk, an asset and liability committee whose routine responsibilities require consideration of interest rate and liquidity risk, an audit committee that takes into account audit and regulatory compliance risks, a loan review committee that monitors non-performing assets and their ultimate outcome, and an investment management committee that sets investment strategy and monitors compliance therewith. The full board of course takes these and other risks into account in its deliberations as well.
Code of Ethics
     Cortland Bancorp has adopted a code of ethics as part of its corporate governance program. The code of ethics applies to all of the Cortland Bancorp’s officers and employees, including its Chief Executive Officer and Chief Financial Officer. The Code of Ethics is posted on the investor relations page of the Company’s website at www.cortland-banks.com under Governance Documents “Code of Business Conduct and Ethics.” Any amendments to, or waivers from, this code of ethics will be posted on this same website. In addition, a copy of the Code is available to shareholders upon request. Shareholders desiring a copy of the Code should address written requests to Mr. Timothy Carney, Executive Vice President, Chief Operating Officer and Secretary of Cortland Bancorp, 194 West Main Street, Cortland, Ohio 44410 and are asked to mark “Code of Business Conduct and Ethics” on the outside of the envelope containing the request.

DIRECTOR COMPENSATION IN 2009
     The following table shows the compensation of Cortland Bancorp directors for their service in 2009, other than Directors Fantauzzi, Gasior and Carney. The director compensation information to follow represents compensation for the full year, through December 31, 2009. The majority of the director compensation is paid by the Bank for directors’ service on the Bank’s board and the Bank’s board committees, but compensation shown in the table is aggregate compensation paid for directors’ service both to Cortland Bancorp and the Bank. Information about compensation paid to and earned by former Director Fantauzzi and Directors Gasior and Carney is included elsewhere in this proxy statement.

			Nonqualified
		Non-Equity	Deferred
	Fees Earned or	Incentive Plan	Compensation	All Other
	Paid in Cash(1)	Compensation	Earnings	Compensation(2)	Total
Name	($)	($)	($)	($)	($)
Jerry A. Carleton	18,000	n/a	0	10,501	28,501

David C. Cole	18,000	n/a	0	4,120	22,120

George E. Gessner	18,000	n/a	0	10,394	28,394

James E. Hoffman, III	18,000	n/a	0	7,511	25,511

Neil J. Kaback	18,000	n/a	0	2,332	20,332

K. Ray Mahan	18,000	n/a	0	554	18,554

Richard B. Thompson	18,000	n/a	0	4,456	22,456

Timothy K. Woofter	18,000	n/a	0	7,738	25,738

(1)	In 2009, non-employee directors of the Bank received an $18,000 annual retainer and employee directors of the Bank received a $7,200 annual retainer.

(2)	Perquisites and other personal benefits provided to each of directors described in the table were less than $10,000 in 2009. The figures in the “all other compensation” column consist of (i) the imputed monetary value of life insurance policies for the directors and (ii) the addition in 2009 to the liability accrual balance established by Cortland Bancorp to account for the Company’s obligation to pay retirement benefits under director retirement agreements entered into with all non-employee directors. The imputed value of life insurance policies for income tax purposes in 2009 was $376 for Director Carleton, $108 for Director Cole, $346 for Director Gessner, $186 for Director Hoffman, $213 for Director Kaback, $554 for Director Mahan, $260 for Director Thompson, and $206 for Director Woofter. The addition to the liability accrual balance to account for the director retirement agreements in 2009 was $10,125 for Director Carleton, $4,012 for Director Cole, $10,048 for Director Gessner, $7,325 for Director Hoffman, $2,119 for Director Kaback, $0 for Director Mahan, $4,196 for Director Thompson, and $7,532 for Director Woofter.
     Retirement Agreements and Insurance for Non-Employee Directors. Directors Carleton, Cole, Gessner, Hoffman, Kaback, Mahan, Thompson, and Woofter are parties to director retirement agreements with Cortland Bancorp. In December 2007, Cortland entered into amended director retirement agreements with these directors (excluding Director Mahan) for purposes of Internal Revenue Code (“IRC”) Section 409A compliance. If a nonqualified deferred compensation plan fails to comply with IRC Section 409A, either in form or in operation, the tax consequences are immediate inclusion in income of amounts previously deferred, plus an interest penalty, plus a 20% federal excise tax penalty. Cortland did not enter into an amended director retirement agreement with Mr. Mahan because his director retirement agreement was fully accrued and vested before the enactment of IRC Section 409A. The amended director retirement agreements promise a post-retirement benefit of $10,000 payable annually for 10 years if the director retires after reaching his normal retirement age, which is a function of years of service on the Board and attained age. Normal retirement ages for these directors are age 61 (Mr. Cole), age 62 (Mr. Hoffman), age 63 (Messrs. Mahan and Woofter), age 66 (Mr. Gessner), age 67 (Mr. Kaback), and age 70 (Messrs. Carleton and Thompson). A reduced annual retirement benefit is payable if the director terminates service or becomes disabled before reaching the normal retirement age, but the benefit is not paid until the director reaches the normal retirement age. Mr. Mahan has reached his normal retirement age. If termination of the director’s service occurs within one year after a change in control of Cortland Bancorp, the director will receive cash in a single lump sum equal to the retirement benefit expense accrued by Cortland Bancorp. The amended director retirement agreement benefits to which a director is entitled are payable to his beneficiary after the director’s death, but if the director dies in active service to Cortland Bancorp before reaching his normal retirement age, his beneficiary will be entitled to cash in a single lump sum equal to the retirement benefit expense accrued by Cortland Bancorp.
     Cortland Bancorp purchased insurance on the lives of directors who are parties to the amended director retirement agreements and entered into split dollar agreements with them, promising to share a portion of the life insurance death benefits with the directors’ designated beneficiaries. Each director’s portion of the policy’s death benefit is $100,000, payable to the director’s beneficiary whether the director’s death occurs while in active service to Cortland Bancorp or after retirement. Cortland Bancorp will receive any death benefits remaining after payment to the director’s beneficiary. Although Cortland Bancorp expects the life insurance benefits to ultimately offset the premium payment obligations, the directors’ contractual entitlements under the amended director retirement agreements are not funded and remain contractual liabilities of Cortland Bancorp. In December 2007, Cortland entered into an amended split dollar agreement and endorsement with Mr. Carleton to add a Section 2.4 pursuant to which Cortland promises to maintain the split dollar policy in full force and effect similar to the other directors’ split dollar agreements.
     Director Indemnification. At the 2005 annual meeting, the shareholders of Cortland Bancorp approved the form and use of indemnification agreements with directors. On May 24, 2005, Cortland Bancorp entered into indemnification agreements with each of the current directors. The indemnification agreements allow a director to select the most favorable indemnification rights provided under:
•	Cortland Bancorp’s Articles of Incorporation or Regulations in effect on the date of the indemnification agreement or on the date expenses are incurred;

•	state law in effect on the date of the indemnification agreement or on the date expenses are incurred;

•	any liability insurance policy in effect when a claim is made against the director or on the date expenses are incurred; and

•	any other indemnification arrangement otherwise available.
     The indemnification agreements cover all fees, expenses, judgments, fines, penalties, and settlement amounts paid in any matter relating to the director’s role as director, officer, employee, agent, or when serving as Cortland Bancorp’s representative with another entity. Each indemnification agreement provides for the prompt advancement of all expenses incurred in a proceeding, subject to the director’s obligation to repay those advances if it is determined later that the director is not entitled to indemnification.
     Retainer and Fees. Currently, the Board of Directors of Cortland Bancorp and the Board of Directors of the Bank consist of the same individuals. Non-employee directors of Cortland Bancorp serve without retainer or fee for services on the Board of Directors of Cortland Bancorp. Instead, the directors are paid by the Bank for services rendered in their capacities as directors of Cortland Bancorp and the Bank.
     In 2009, non-employee directors of the Bank received an $18,000 annual retainer and employee directors of the Bank received a $7,200 annual retainer. Directors of the Bank (both employee and non-employee directors) may also elect to participate in the Bank’s health care plans at substantially the same rates as all employees.
     Director Emeritus Compensation. For up to ten years after retirement as a director, an emeritus director of the Bank is paid $300 for each meeting attended up to $6,000 annually, provided the director emeritus attends at least 75% of board meetings. Emeritus directors are also entitled to continue participation in the Bank’s health care plan, although the former director is responsible for paying 100% of the Bank’s cost to maintain health care coverage. After the emeritus director’s death, his or her spouse may similarly maintain health care coverage, at the spouse’s cost. Emeritus directors participate in Board meetings but are not entitled to vote on any matters coming before the Board.

EXECUTIVE COMPENSATION
     Cortland Bancorp does not provide any monetary compensation directly to its executive officers. Instead, the executive officers of Cortland Bancorp are paid by the Bank for services rendered in their capacity as executive officers of Cortland Bancorp and the Bank.
Summary Compensation Table

			All Other
		Salary(1)	Compensation (2)(3)	Total
Name and Principal Position	Year	($)	($)	($)
Lawrence A. Fantauzzi	2009	152,250	275,679	427,929
President and Chief Executive Officer of Cortland Bancorp and the Bank through October 2, 2009.	2008	202,200	116,283	318,483

Rodger W. Platt	2009	25,000	32,467	57,467
Management Consultant August 2009 through October 2, 2009. Interim President October 2, 2009 through November 2, 2009. Management Consultant November 2, 2009 through November 30, 2009.

James M. Gasior	2009	171,200	48,283	219,483
Senior Vice President, Chief Financial Officer and Secretary of Cortland Bancorp and the Bank through November 1, 2009. November 2, 2009 to present President and Chief Executive Officer of Cortland Bancorp and the Bank.	2008	153,200	44,303	197,503

Timothy Carney	2009	144,200	34,109	178,309
Senior Vice President and Chief Operations Officer of Cortland Bancorp and the Bank through November 1, 2009 and from November 2, 2009 to present. Executive Vice President and Chief Operating Officer of Cortland Bancorp and the Bank	2008	125,000	34,901	159,901

Stephen A. Telego, Sr.	2009	115,000	55,061	170,061
Vice President and Director of Human Resources and Corporate Administration of the Bank.	2008	115,000	54,510	169,510

(1)	Includes salary deferred at the election of the executive under the Bank’s 401(k) retirement plan. Also includes fees for service as a director of Cortland Bancorp and the Bank. Mr. Fantauzzi’s director fees in 2009 were $6,000 and Mr. Gasior’s director fees in 2009 were $7,200. Mr. Carney’s director fees in 2009 were $1,200 and Mr. Platt’s were $6,000 for serving as a Director Emeritus. No Director Emeritus fess were paid during Mr. Platt’s tenure as acting President.

(2)	Perquisites and other personal benefits provided to each of the named executive officers in 2009 exceeded $10,000. The figures in the “all other compensation” column consist of the Bank’s contribution to the 401(k) plan accounts for the named executive officers, the imputed monetary value of life insurance policies, bank-owned vehicle expenses, club memberships for the named executive officers, and accrual expense for benefits payable under the executives’ salary continuation agreements. For 2009, the Bank made contributions of $7,986 to the 401(k) plan account of Mr. Fantauzzi, $8,317 to the account of Mr. Gasior, $7,391 to the account of Mr. Carney and $2,531 to the account of Mr. Telego. The imputed value of life insurance policies for income tax purposes in 2009 was $4,581 for Mr. Fantauzzi, $1,333 for Mr. Gasior, $770 for Mr. Carney and $1,348 for Mr. Telego. Bank-owned vehicle expenses in 2009 were $8,235 for Mr. Fantauzzi, $9,300 for Mr. Gasior, $4,800 for Mr. Carney and $6,492 for Mr. Telego. Club membership dues in 2009 were $5,705 for Mr. Fantauzzi, $5,191 for Mr. Gasior, $6,457 for Mr. Carney and $55 for Mr. Telego. The addition to the liability accrual balance to account for the salary continuation agreements in 2009 was $93,922 for Mr. Fantauzzi, $24,142 for Mr. Gasior, $14,691 for Mr. Carney and $44,635 for Mr. Telego and $32,467 for Mr. Platt.

(3)	In addition to the Bank’s contribution to Mr. Fantauzzi’s 401(k) plan account, the imputed monetary value of insurance on his life, bank-owned vehicle expense, his club membership, and accrual expense for benefits payable under his Third Amended Salary Continuation Agreement, Mr. Fantauzzi’s “All Other Compensation” for 2009 includes severance and other termination benefits payable under the Agreement and General Release he entered into with Cortland in October 2009, consisting of (x) cash severance of $120,000, payable monthly in the amount of $5,000 for 24 months, with the first six monthly payments deferred and paid in a single lump sum in April 2010, (y) reimbursement of family health care coverage until age 65, but with an annual reimbursement limit of $15,000, and (z) lump-sum payment of accrued but unused vacation and personal time, with a value of approximately $5,250. The severance and termination benefit figures included in the table consist of the entire amount of the lump-sum payment of $5,250 for accrued but unused vacation and personal time, but the present value at termination in October 2009 of the $120,000 cash severance benefit (present value of approximately $113,000 assuming a discount rate of 5.75%) and the health care reimbursement benefit (present value of approximately $37,000 assuming a 5.75% discount rate). Mr. Fantauzzi also remains entitled to retirement benefits payable under his Third Amended Salary Continuation Agreement and life insurance benefits under the Bank’s Group Term Carve Out Plan.

     Severance Agreements. Cortland Bancorp and the Bank entered into severance agreements in December 2000 with seven officers, including Messrs. Gasior, Carney and Telego. In December 2008, Cortland entered into revised severance agreements with these seven officers, and into a new severance agreement with an eighth officer. The principal reason for replacement of the existing severance agreements was to ensure compliance with the requirements of IRC Section 409A. The initial term of each severance agreement is three years, renewing each year for an additional one-year term unless the Board gives advance written notice that the agreement will not automatically renew. The severance agreements terminate when an executive attains age 65.
     The severance agreements provide that the executive is entitled to severance compensation if a change in control occurs during the term of the agreement, payable in a single lump sum. The change-in-control benefit under the severance agreements is a single-trigger benefit, in contrast to a double-trigger benefit payable solely after employment termination following a change in control. The severance compensation equals the executive’s annual salary when the change in control occurs, plus the amount of any bonus earned for the last whole calendar year. For purposes of the severance agreements, the term change in control means (i) an occurrence of a change in ownership of Cortland Bancorp, (ii) a change in effective control of Cortland Bancorp, or (iii) a change in the ownership of a substantial portion of the Cortland Bancorp’s assets as defined consistent with IRC Section 409A. If an executive’s employment terminates within 24 months after a change in control, Cortland Bancorp must also continue his life, health, and disability insurance coverage for up to three years, along with fringe benefits such as club memberships. The executive will also be entitled to out-placement services for one year, and tax and financial planning services for three years after termination. The severance agreements also include a promise on the part of Cortland Bancorp and the Bank to pay the executives’ legal fees associated with the interpretation, enforcement, or defense of the executives’ rights under the severance agreements, up to a maximum of $500,000, as adjusted for inflation from time to time.
     If a change in control occurs and the total benefits or payments to which an executive is entitled constitute so-called “excess parachute payments” and are therefore subject to the 20% excise tax under Sections 280G and 4999 of the IRC (whether under the severance agreement or under any other compensation arrangement), Cortland Bancorp must also make an adjusted gross-up payment to Messrs. Gasior, Carney and Telego compensating them for the excise tax as well as for income, payroll, and excise taxes imposed on that parachute payment excise tax reimbursement payment. A 20% excise tax is imposed under Section 4999 if the value of an executive’s aggregate change-in-control benefits – calculated according to procedures specified in Section 280G and accompanying IRS regulations – equals or exceeds three times his or her five-year average taxable compensation. The five-year average is known as the so-called base amount. If the value of the aggregate change-in-control benefits equals or exceeds three times the base amount, a 20% excise tax is imposed on all benefits exceeding the base amount and the employer forfeits its compensation deduction for those same benefits. The total adjusted gross-up payment to Messrs. Gasior, Carney and Telego would consist of (i) a payment equal to the initial excise tax and (ii) a gross-up payment that is calculated by determining the difference between the full gross-up amount needed to provide the excise tax payment net of all income, payroll, and excise taxes and the excise tax payment multiplied by eighty percent (80%).
     Salary Continuation Agreements. On March 1, 2001, the Bank entered into salary continuation agreements with eight officers, including Messrs. Gasior, Carney and Telego. The March 1, 2001 salary continuation agreements were amended in December 2003, and again in December 2008. The salary continuation agreements were amended in December 2008 for purposes of compliance with IRC Section 409A. The third amended salary continuation agreements provide Messrs. Gasior, Carney and Telego with annual normal retirement benefits at age 65 of $72,100, $67,200 and $74,500, respectively. Upon reaching their specified normal retirement age of 65, the Bank will make these annual benefit payments to the executives for 15 years even if separation from service does not occur.
     The third amended salary continuation agreements are intended to reinforce the executives’ long-term commitment to the Bank. The full normal retirement benefit is payable if and only if the executive remains employed with the Bank to the normal retirement age. The third amended salary continuation agreements provide for reduced benefits in the case of early termination on or after reaching the early retirement age (age 62), or in the case of termination due to disability occurring at any age, but early termination benefits are not payable before age 62 and disability benefits do not become payable until the executive reaches the normal retirement age. No benefit is payable and an executive’s agreement terminates if his or her employment terminates for cause. Under generally accepted accounting principles, the Bank must accrue a liability on its books for the obligation under the third amended salary continuation agreements. By the time the executive attains the normal retirement age the total liability amount accrued by the Bank must equal the present value of the Bank’s obligation to the executive. Each executive’s accrual balance is calculated using a level principal amount, with interest computed at a reasonable discount rate under generally accepted accounting principles.
     If Mr. Carney’s or Mr. Telego’s service with the Bank terminates involuntarily without cause or voluntarily for good reason within 24 months after a change in control occurs, the Bank will pay him a change-in-control benefit calculated as described in his third amended salary continuation agreement. Because Mr. Carney’s and Mr. Telego’s benefit is payable immediately after his separation from service, it is a double-trigger change-in-control benefit and is subject to the six-month payment delay imposed by IRC Section 409A. Conversely, Mr. Gasior’s third amended salary continuation agreement provide a single trigger change-in-control benefit, which is a benefit payable upon the mere occurrence of a change in control, regardless of whether employment termination also occurs. Mr. Gasior’s change-in-control design allows him to avoid the six-month delay imposed by IRC Section 409A for benefits payable on account of a separation from service. IRC Section 409A imposes a six-month payment delay on termination benefits payable to a so-called specified employee, meaning an executive of a publicly traded company whose annual compensation is $160,000 or more (the $160,000 figure is annually adjusted for inflation by the Internal Revenue Service). The term “change in control” is defined in the agreements in a manner identical to the way a “change of control” is defined under the executives’ severance agreements (i.e., consistent with IRC Section 409A). The payment is the accrual balance projected to exist at these executives’ normal retirement age discounted to present value. The third amended salary continuation agreements also provide that the Bank must reimburse up to $500,000 in legal expenses incurred by each of the executives if the agreements are challenged after a change in control occurs.
     If an executive dies before age 65 in active service to the Bank, instead of salary continuation agreement benefits, the executive’s beneficiaries will receive a life insurance death benefit in a fixed amount. With a single premium payment of $2.3 million, the Bank purchased life insurance policies on the eight officers who were parties to the March 1, 2001 salary continuation agreements, including Messrs. Gasior, Carney and Telego. With an additional single premium payment of $2.5 million in July 2003, the Bank purchased additional life insurance policies. The Bank purchased these life insurance policies as informal financing for the salary continuation agreement payment obligation arising out of an executive’s death before retirement. The life insurance policies are owned by the Bank, but the Bank entered into endorsement split dollar arrangements allowing the executives to designate the beneficiary of a portion of the policy death benefits. The Bank will receive the remainder of the death benefits. Because the 2008 third amended salary continuation agreements provide that the normal retirement benefit is payable at the time an executive attains age 65 and the intent of the split dollar agreements was to provide a split dollar life insurance benefit for death occurring before the salary continuation agreement obligation was fully accrued, the Bank entered into amended split dollar agreements with seven executives (including Messrs. Gasior, Carney and Telego) in December 2008. The amended split dollar agreements provide that the split dollar life insurance benefit expires when the nonqualified deferred compensation obligation is fully accrued at age 65, even if the executive is still working for the Bank. Although the Bank expects the split dollar life insurance policy benefits to support the payment obligations under the third amended salary continuation agreements, the executives’ contractual entitlements under the agreements are not funded and remain contractual liabilities of the Bank.
     Under the split dollar agreements and endorsements entered into with each of Messrs. Gasior, Carney and Telego, at the executive’s death before retirement at age 65, a portion of the total death benefits under the insurance policies will be paid to the executive’s designated beneficiary. The death benefit that would have been payable as of December 31, 2008, to the beneficiaries of Messrs. Gasior, Carney and Telego would be $678,977, $632,833 and $701,578, respectively. The split dollar agreements and endorsements terminate upon the first to occur of any of the following (i) surrender, lapse, or other termination of the policy by the Bank, (ii) distribution of the death benefit proceeds, (iii) termination of the salary continuation agreement due to cause, misstatement, removal, bank default, or FDIC open-bank assistance, (iv) upon the executive’s 65th birthday, or (v) upon the executive’s separation from service.
     Neither the premium amounts attributable to the policies on the executives’ lives nor the potential death benefits payable to their beneficiaries are reflected in the Summary Compensation Table. The imputed dollar values of the benefit to the executives for 2009 and 2008 of the portions of the premium paid by the Bank related to death benefits payable to their respective beneficiaries are included in the Summary Compensation Table.
     Group Term Carve Out Plan. In December 2000, the Bank purchased with a single premium payment approximately $2.8 million in life insurance on the lives of 22 officers for the group term carve out plan. The 22 officers covered by the plan include Messrs. Gasior, Carney and Telego. In August 2002, the plan was amended to reflect changes in ERISA regulations. Under group term split dollar endorsements, the Bank and the executives share the rights to death benefits payable under the life insurance policies. An executive’s beneficiaries are entitled to one of the following death benefit amounts—
     Pre-Retirement Death Benefit. If the executive dies before retirement, the death benefit is the lesser of (a) $500,000 or (b) twice the executive’s current annual salary at the time of death, less $50,000, or
     Post-Retirement Death Benefit. If the executive was no longer employed by the Bank at the time of death, but had terminated employment (i) within one year after a change in control, (ii) due to disability, or (iii) on or after the early retirement age of 62, the death benefit is the lesser of (a) $500,000 or (b) the Executive’s most recent salary at the time of death.

     The Bank receives the remainder of the life insurance policy death benefits, which should be sufficient to recover in full the Bank’s life insurance investment. No benefits are payable under the plan to any executive whose employment terminates before the age of 62, unless termination is due to disability or unless termination occurs within one year after a change in control. Benefits are payable to the executives’ beneficiaries in a lump sum.
     In December 2003, Mr. Telego entered into a revised group term split dollar endorsement limiting his pre-retirement death benefit under the plan at $350,000. Mr. Telego’s revised endorsement accounts for the fact that a portion of the life insurance under the group term carve out plan is dedicated to providing him with a pre-retirement death benefit under the split dollar agreement accompanying his third amended salary continuation agreement.
     Messrs. Gasior, Carney and Telego also have life insurance benefits under the Bank’s group term life insurance program for all employees, paying benefits up to $50,000 to the executive’s beneficiaries if the executive dies while employed by the Bank. The Bank’s costs for the insurance purchased on the executives’ lives for the group term carve out plan are not reflected in the Summary Compensation Table included in this proxy statement.
     On September 20, 2006, the Financial Accounting Standards Board (“FASB”) ratified Emerging Issues Task Force (“EITF”) Issue No. 06-04, Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements. This guidance was subsequently codified into Financial Accounting Standards Board ASC topic 715-60, Compensation – Retirement Benefits. EITF No. 06-04 requires employers to start accruing costs and liabilities for postretirement benefits provided by endorsement split dollar life insurance arrangements in fiscal years beginning after December 15, 2007. The Bank began recognizing compensation expense associated with these post-retirement split dollar insurance arrangements in 2008.
     Profit Sharing Program. If the Bank achieves its profit goal for the fiscal year, the Board may (but is not required to) approve profit sharing. The Bank’s profit goal for profit sharing purposes was not achieved in 2009. As a result, no profit-sharing distributions were made. Should the Bank achieve its profit goal in the future, the Board may (but is not required to) approve profit sharing. If the Board does approve profit sharing, all employees in good standing are eligible.
     Employee Benefit Plan 401(k). The Bank maintains a traditional 401(k) retirement plan for employees. In general, the Bank matches participants’ voluntary contributions up to 5% of gross pay. Employee contributions and matching contributions under the plan accumulate tax free until distributions begin at the employee’s normal retirement age. The goal of the 401(k) plan is to enable employees to provide for their own retirement and, combined with Social Security benefits, to ensure that their aggregate post-retirement income is maintained at a percentage of pre-retirement income sufficient to sustain a long-term retirement.
     Perquisites and Other Compensation. The Executive Compensation Committee annually reviews the perquisites that the management team receives. In the case of Messrs. Gasior and Carney, membership in a golf or social club is encouraged to provide an appropriate forum for entertaining existing customers, developing and promoting new business and generally interacting with influential members of the local community.
     Internal Revenue Code Limits. Cortland Bancorp considers tax and accounting implications in the design of its compensation programs. Section 162(m) of the IRC places a limit on the tax deduction for compensation in excess of $1 million paid to the chief executive officer and four most highly compensated executive officers of a corporation in a taxable year. All of the compensation Cortland Bancorp paid in 2009 to the named executive officers is expected to be deductible under Section 162(m). The Executive Compensation Committee retains the flexibility, however, to pay non-deductible compensation if it believes doing so is in the best interests of the Company.
     Former Chief Executive Officers. Effective October 16, 2009, Lawrence A. Fantauzzi resigned from his position as President, Chief Executive Officer, and Director. Mr. Fantauzzi entered into an Agreement and General Release with Cortland Bancorp and The Cortland Savings and Banking Company that memorializes the terms of Mr. Fantauzzi’s separation, including a mutual release of claims. The Agreement and General Release provides that Mr. Fantauzzi is entitled to the severance and termination benefits specified in the “All Other Compensation” column of the Summary Compensation Table, specifically (x) cash severance of $120,000, payable monthly in the amount of $5,000 for 24 months, with the first six monthly payments deferred and paid in a single lump sum in April 2010, (y) reimbursement of family health care coverage until age 65, but with an annual reimbursement limit of $15,000, and (z) lump-sum payment of accrued but unused vacation and personal time, with a value of approximately $5,250.
     Mr. Fantauzzi is also entitled to an annual early retirement benefit of approximately $53,474 under his December 3, 2008 Third Amended Salary Continuation Agreement with the Cortland Savings and Banking Company, payable for 15 years beginning in 2010. Because Mr. Fantauzzi is entitled to an early retirement benefit under the Third Amended Salary

Continuation Agreement, at Mr. Fantauzzi’s death his beneficiaries will be entitled to no death benefits under the December 3, 2008 Third Amended Split Dollar Agreement and Endorsement. The Third Amended Split Dollar Agreement and Endorsement with Mr. Fantauzzi has terminated. However, at Mr. Fantauzzi’s death his beneficiaries will be entitled under The Cortland Savings and Banking Company’s Group Term Carve Out Plan to a death benefit in the amount of $195,000, Mr. Fantauzzi’s salary at termination.
     After Mr. Fantauzzi’s termination our former Chief Executive Officer Rodger W. Platt served as interim President until Mr. James M. Gasior’s appointment as President and Chief Executive Officer became effective. Mr. Platt passed away in early 2010. His beneficiaries will continue to receive the remaining $60,000 annual normal retirement benefits payable under Mr. Platt’s Amended Salary Continuation Agreement, as well as a death benefit under split dollar life insurance agreements in the aggregate amount of approximately $460,000.
TRANSACTIONS WITH RELATED PERSONS
     During the 2009 fiscal year, executive officers and directors of Cortland Bancorp, members of their immediate families and corporations or organizations as to which directors of Cortland Bancorp serve as executive officers or beneficially own more than 10% of the equity interest, were involved in banking transactions with the Bank in the ordinary course of their respective businesses and in compliance with applicable federal and state laws and regulations. It is expected that similar banking transactions will be entered into in the future. Payments from the Bank to such persons in connection with the deposit of funds or the Bank acting in an agency capacity have been made on substantially the same terms as those prevailing at the time for comparable transactions with persons not affiliated with Cortland Bancorp or its subsidiaries. Loans to these persons have been made on substantially the same terms, including the interest rate charged and collateral required, as those prevailing at the time for comparable transactions with persons not affiliated with Cortland Bancorp or its subsidiaries. These loans have been subject to and are presently subject to no more than a normal risk of collectibility and present no other unfavorable features. As of the date of this proxy statement, all of the loans described in this paragraph were performing in accordance with their original terms.
AUDIT COMMITTEE MATTERS
Audit Committee Report for the Fiscal Year Ended December 31, 2009
     The Audit Committee has reviewed the audited financial statements for the year ended December 31, 2009 and has discussed the audited financial statements with management. The Audit Committee has also discussed with S.R. Snodgrass A.C., Cortland Bancorp’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61 (having to do with accounting methods used in the financial statements). The Audit Committee has received the written disclosures and the letter from S.R. Snodgrass A.C. required by Independence Standards Board Standard No. 1 (having to do with matters that could affect the independent registered accounting firm’s independence), and has discussed with S.R. Snodgrass A.C. the independent registered accounting firm’s independence. Based on this, the Audit Committee recommended to the Board that Cortland Bancorp’s audited consolidated financial statements be included in Cortland Bancorp’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 for filing with the Securities and Exchange Commission.
Submitted by the Audit Committee
     Neil J. Kaback, Richard B. Thompson and Timothy K. Woofter
Pre-Approval of Services Performed by Independent Registered Public Accounting Firm
     The Audit Committee pre-approves all audit and non-audit services provided by the independent auditors prior to the engagement of the independent auditors with respect to such services. The Chairman of the Audit Committee has been designated the authority by the Committee to pre-approve the engagement of the independent auditors when the entire Committee is unable to do so. The Chairman must report all such pre-approvals to the entire Audit Committee at the next committee meeting. All of the services rendered by S. R. Snodgrass A.C. to Cortland Bancorp and its subsidiaries for the 2009 and the 2008 fiscal year were pre-approved by the Audit Committee.

Fees of Independent Registered Public Accounting Firm
     The Audit Committee appointed S. R. Snodgrass A.C. to serve as the registered public accounting firm for Cortland Bancorp for the periods ending December 31, 2008 and December 31, 2009, and for the 2010 fiscal year. Fees contracted for services by S. R. Snodgrass A.C. for each of the 2009 fiscal year and the 2008 fiscal year were as follows:

	2009	2008
Audit Fees (1)	$109,850	$109,500
Audit-Related Fees (2)	14,296	9,000
Tax Fees (3)	10,114	6,500
All Other Fees (4)	15,920	-0-

(1) Audit fees consist of fees for professional services rendered for the audits of the consolidated financial statements of Cortland Bancorp and quarterly reviews of the financial statements included in Cortland Bancorp’s Quarterly Reports on Form 10-Q.

(2) Audit-related fees include the financial statement audit of an employee benefit plan and agreed upon procedures related to the FHLB collateral review.

(3) Tax fees include U.S. federal, state and local tax planning and advice, and U.S. federal, state and local tax compliance.

(4) Strategic planning consulting fees.
Notification of Appointment of Independent Registered Public Accounting Firm
     Packer Thomas, the independent accounting firm engaged as the principal accounts to audit Cortland Bancorp’s financial statements for the year ended December 31, 2007, declined to stand for re-election after completion of their audit of the December 31, 2007 financial statements.
     On December 18, 2007, the Audit Committee initiated the search process to appoint a new accounting firm. On March 18, 2008, the Audit Committee engaged the accounting firm of S.R. Snodgrass, A.C. to serve as independent public accountants for Cortland Bancorp for the twelve month period ended December 31, 2008. S.R. Snodgrass A.C. was not consulted prior to its engagement on the application of any accounting principles to a specified transaction, the type of audit opinion that might be rendered on Cortland Bancorp’s financial statements, or any matter that was either the subject of a disagreement with Packer Thomas on accounting principles or practices, financial statement disclosure or auditing scope or procedures, which, if not resolved to the satisfaction of Packer Thomas to make reference to the matter in their report or a “reportable event” as described in Item 304(a)(1)(v) of Regulation S-K.
     Representatives of S.R. Snodgrass A.C., are expected to be present at the Annual Meeting, and will be given the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions. S.R. Snodgrass’ report on financial statements for the year ending December 31, 2009 did not contain any adverse opinions, disclaimers nor were they qualified as to uncertainty, audit scope or accounting principles.
     There were no disagreements with S. R. Snodgrass A.C. on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedure, which disagreements, if not resolved to the satisfaction of the former accountant, would have caused it to make reference in connection with its report to the subject matter of the disagreement.
SUBMISSION OF SHAREHOLDER PROPOSALS
     If any shareholder of the Corporation wishes to submit a proposal to be included in next year’s Proxy Statement and acted upon at the annual meeting of the Corporation to be held in 2011, the proposal must be received by the Secretary of Cortland Bancorp prior to the close of business on November 26, 2010. Upon receipt of a shareholder proposal, Cortland Bancorp will determine whether or not to include the proposal in the proxy materials in accordance with applicable SEC Rules.
     If a shareholder intends to present a proposal at the 2011 Annual Meeting, but has not sought the inclusion of such proposal in Cortland Bancorp’s proxy materials, such proposal must be received by the Secretary of Cortland Bancorp prior to

February 9, 2011, or the management proxies for the 2011 Annual Meeting will be entitled to use their discretionary voting authority, should such proposal then be raised, without any discussion of the matter in Cortland Bancorp’s proxy material.
DELIVERY OF PROXY MATERIALS TO SHAREHOLDERS SHARING AN ADDRESS
     SEC rules provide for “householding,” which permits the Cortland Bancorp to send a single annual report and a single proxy statement to any household at which two or more different shareholders reside if Cortland Bancorp believes such shareholders are members of the same family or otherwise share the same address or in which one shareholder has multiple accounts, if in each case such shareholder(s) have not opted out of the householding process. Each shareholder would continue to receive a separate notice of any meeting of shareholders and a separate proxy card. The householding procedure reduces the volume of duplicate information that shareholders may receive and reduces Cortland Bancorp’s expense. Cortland Bancorp may institute householding in the future, and will notify those registered shareholders who will be affected by householding at that time.
     Many brokerage firms and other holders of record have instituted householding. If your family has one or more “street name” accounts under which you beneficially own common shares of the Cortland Bancorp, you may have received householding information from your broker, bank or other nominee in the past. Please contact the holder of record directly if you have any questions, require additional copies of the proxy statement or our annual report to shareholders for the 2009 fiscal year, or to revoke your consent to household and, thereby, receive multiple copies once again. These options are available to you at any time.
OTHER BUSINESS
     As of the date of this proxy statement, the Board of Directors knows of no other matters that will be presented for action at the Annual Meeting other than those discussed in this proxy statement. If any other business should properly arise, the persons acting under the proxies solicited by the Board of Directors have the discretionary authority to vote in accordance with their best judgement.
By Order of the Board of Directors.

Timothy Carney
Secretary
March 26, 2010

FORM OF PROXY
CORTLAND BANCORP
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned holder(s) of common shares of Cortland Bancorp hereby appoints Jerry A. Carleton, David C. Cole, and Neil J. Kaback, or any one of them with full power of substitution, to serve as my(our) proxy to attend the Annual Meeting of Shareholders of the Cortland Bancorp to be held on Tuesday, April 27, 2009 at 3:00 p.m. at Vernon’s Cafe, 720 Youngstown–Warren Road, Niles, Ohio 44446, and to vote all of the common shares of Cortland Bancorp the undersigned is entitled to vote at such Annual Meeting or adjournment as follows:
(1)	Election of Directors

JERRY A. CARLETON	[___]	[___]
	FOR	WITHHOLD AUTHORITY

JAMES M. GASIOR	[___]	[___]
	FOR	WITHHOLD AUTHORITY

RICHARD B. THOMPSON	[___]	[___]
	FOR	WITHHOLD AUTHORITY
(INSTRUCTIONS: To vote for an individual nominee, place an ‘X’ in the box marked “FOR” following his name. If you prefer not to vote for an individual nominee, place an ‘X’ in the box marked “WITHHOLD AUTHORITY” following his name.)
(2)	The Board of Directors of Cortland Bancorp was not aware of any other matters to be presented for action at the Annual Meeting. However, should any such matters properly come before the Annual Meeting, I authorize the above appointed proxies to vote in their discretion:

[___] GRANT AUTHORITY	[___] WITHHOLD AUTHORITY
SHARES WILL BE VOTED AS SPECIFIED, BUT IF NO SPECIFICATION IS MADE, SHARES WILL BE VOTED FOR THE ELECTION OF ALL OF THE NOMINEES LISTED IN ITEM (1), AND FOR ITEM (2), AND, AT THE DISCRETION OF THE PROXIES, ON ANY OTHER MATTER WHICH PROPERLY COMES BEFORE THE ANNUAL MEETING.
Receipt of the accompanying Proxy Statement is acknowledged. Please sign, date, and return this proxy promptly in the enclosed envelope.
Dated:                                        , 2010

Signature

Signature
Please sign exactly as the name appears. If
executor, trustee, etc., give full title. If shares
are registered in two names, both should sign.